Exhibit 96.4

Ian Crundwell, P.Geo
WSP Canada Inc.
2300 Yonge Street, Toronto, Ontario, M4P 1E4, Canada

CONSENT OF QUALIFIED PERSON

I, Ian Hugh Crundwell, state that I am responsible for preparing or supervising the preparation of part of the technical report summary titled Amended S-K 1300 Technical Report Summary Isabella Pearl Mine Mineral County, NV with an effective date of 31 December 2021 as signed and certified by me (the “Technical Report Summary”).

Furthermore, I state that:

(a)I consent to the public filing of the Technical Report Summary by Fortitude Gold Corp.;

(b)	the document that the Technical Report Summary supports is 10-K/A Annual Report (the “Document”);
(c)

I consent to the use of my name in the Document, to any quotation from or summarization in the Document of the parts of the Technical Report Summary for which I am responsible, and to the filing of the Technical Report Summary as an exhibit to the Document; and

(d)

I confirm that I have read the Document, and that the Document fairly and accurately reflects, in the form and context in which it appears, the information in the parts of the Technical Report Summary for which I am responsible.

Dated at Burlington, Ontario this 7 of December 2022.

/s/ Ian Crundwell
Signature of Qualified Person

Ian Crundwell, P.Geo